EXCLUSIVE LICENSING AGREEMENT

    This AGREEMENT (Licensing Agreement) is made this 5th day of February, 2004 by and between THE ALL AMERICAN BURGER, HAIG INTERNATIONAL, INC., a corporation incorporated under the laws of the State of California and having a business address at 2821 Dumfries Road, Los Angeles, CA 90064 (hereinafter referred to as LICENSOR), and GLOBAL HOSPITALITY GROUP INC , a corporation incorporated under the laws of the State of NEVADA, and having a business address at MISSION BLVD SUITE 290, SAN DIEGO, CA 92109 (hereinafter referred to as " LICENSEE"):

WITNESSETH:

    WHEREAS, LICENSOR is the owner of the Licensed Property described below.

    WHEREAS, LICENSEE desires to acquire the rights (not sole and exclusive) to said Licensed Property, deemed proprietary to LICENSOR, for the purpose of opening up food establishments and products using said Licensed Property as set forth herein.
NOW, THEREFORE, the parties agree as follows:

ARTICLE I. - Definitions

(a) The term Licensed Property shall mean and include:

i. The name, The All American Burger.

ii. The All American Burger logo, a copy of which is attached hereto as Exhibit AA. LICENSOR holds a United States Trademark/Service Mark, International Class 43, Reg. No. 2,774,846 (A Licensed Trademark).

iii. The marketing materials used by The All American Burger.

iv. The menu and all future modified menus developed by LICENSOR for The All American Burger.

v. The food preparation techniques and recipes used by LICENSOR during the term of this Licensing Agreement.

vi. The accounting formats and operational budgets of The All American Burger.

The foregoing items or properties are deemed to be owned and proprietary to LICENSOR, and by this Licensing Agreement are being licensed for use by LICENSEE.

(b) The term Effective Date of This Agreement shall be the date first written above.

ARTICLE II. - Acknowledgments

    LICENSOR and licensee acknowledge that another food establishment also uses The All American Burger name, logo and format and is currently operating in Hollywood, LICENSEE further acknowledges that said food establishment is not owned by LICENSOR and that its existence and continued operation shall have no effect on this Licensing Agreement or its validity. LICENSEE further acknowledges that it has conducted due diligence with regard to the existence of any other food establishment with a similar name. LICENSEE acknowledges that either LICENSOR nor Craig Ouzounian..

ARTICLE III. - Grant of License

    LICENSOR hereby grants and agrees to grant to LICENSEE a non-transferable license, with the right to sublicense, the Licensed Property. This grant of license is effective for a period of fifteen (15) years beginning as of the Effective Date of this Agreement. Providing LICENSEE is not in default at any time during said license period, LICENSEE may extend this Licensing Agreement for up to two (2) consecutive terms of five (5) years, each upon written notice given to the LICENSOR not later than ninety (90) days prior to the end of the initial license period and any extended period. In addition to the other consideration as specified herein, LICENSEE shall pay a renewal fee of $5,000.00 for any renewal hereunder.

ARTICLE IV. - Licensing, Sublicensing, Franchise Fees and Dilution

    As consideration for the grant of a license, LICENSEE agrees to pay to LICENSOR, at LICENSOR'S address, consideration in the amount three and one-half million (3,500,000) shares of restricted common stock in LICENSEE plus an additional three and one-half million (3,500,000) shares of restricted common stock in LICENSEE, to be held in escrow. The escrow term shall be two (2) years. LICENSEE retains the right to reclaim said shares from escrow at any time within the two (2) year term by making payment to the Licensor the sum of One Hundred Thousand ($100,000) Dollars. Said shares will be released back to the LICENSEE at such time as the LICENSEE exercises its option to purchase the escrowed shares for the amount of one hundred thousand dollars ($100,000). Shares shall not be released to the licensee until such time as the licensor actually receives the required payment.. If the two (2) year escrow term expires without the licensee exercising its option to repurchase the shares, the shares shall become the property of, and be conveyed to, LICENSOR. Failure of the licensee to deposit the aforementioned shares into escrow within Ten (10) business days following the signing of this agreement shall constitute a material breach and void this agreement. The escrow term shall begin to run the next business day following the signing of this agreement regardless of the actual date of deposit of Said shares into escrow. The foregoing consideration shall be tendered immediately upon execution of this Agreement. The said shares shall not be released to LICENSOR until all monies have been fully paid and cleared in the amount of $100,000.

    If any additional shares of common stock of LICENSEE are authorized and distributed in the future, LICENSOR shall receive a portion thereof which will allow Licensor to retain a percentage of ownership in licensee equal to the percentage granted by transference of the above mentioned consideration of Three and one half million (3,500,000) shares of licensee. Currently GHG has authorized 50,000,000 shares with 15,000,000 issued.
If LICENSEE sublicenses the Licensed Property, LICENSEE shall pay LICENSOR fifty percent (50%) of the sublicense fee. A sublicense fee shall be no less than fifty thousand dollars ($50,000.00) per sublicense, thus providing LICENSOR with a minimum of twenty-five thousand dollars ($25,000.00) per sublicense granted, which shall be paid to LICENSOR within fifteen (15) days of receipt by LICENSEE. Any sublicense agreement shall contain a clause requiring that the sublicense agree to the Royalty and related provisions set forth herein.

    If LICENSEE enters into a franchise agreement including the Licensed Property, LICENSOR shall receive fifteen percent (15%) of the initial franchise fee. A franchise fee shall be no less than thirty thousand dollars ($30,000.00) per franchise, thus providing LICENSOR with a minimum of seven thousand five hundred dollars ($4,500.00) per franchise granted, which shall be paid to LICENSOR within fifteen (15) days of receipt by LICENSEE. Any franchise agreement shall contain a clause requiring that the franchisee agree to the Royalty and Royalty Review provisions set forth herein.
No sublicense or franchise shall be granted for any period of time beyond the expiration of this Agreement.

ARTICLE V. - Royalties

    LICENSEE agrees to pay to LICENSOR a monthly royalty fee equal to three percent (3%) of the gross revenues generated from operations of all food establishments owned and operated by LICENSEE, or sublicensed by LICENSEE, which utilize any of the Licensed Property. The Minimum Royalty Payment paid by LICENSEE, or any sublicense, will be no less than $500.00 per month starting 90 days after store opens and will increase $50.00 per month each year thereafter for the term of this Licensing Agreement.

    LICENSEE agrees to pay LICENSOR a monthly royalty fee equal to two percent (2%) of the gross revenues generated from operations of all food establishments that have been franchised by LICENSEE that utilize any of the Licensed Property. The Minimum Royalty Payment paid by any franchisee, will be no less than $250.00 starting 90 days after store opens for the first year and increase $25.00 per month each year thereafter for the term of this Licensing Agreement.

    In addition to the foregoing, LICENSEE agrees to pay LICENSOR a royalty fee equal to three (3%) of the gross revenues generated from sales of T-Shirts, Hats, Barbeque Grills and any other accessory or product containing depictions of any of the Licensed Property herein, whether sold by LICENSEE, a sublicense or a franchisee.

    All royalty fees shall be calculated and paid to LICENSOR not later than the 10th day after the end of each month.
Any default in any royalty payment hereunder shall bear interest at the rate of 10% per annum on the total unpaid balance until paid.
Royalties paid by LICENSEE to LICENSOR under this Licensing Agreement shall not be refundable for any purpose, except for excess payment made due to computational errors.

    LICENSOR shall be entitled to verify the accuracy of any royalty payment generated as set forth below.

    This provision shall be included in and apply to any sublicense or franchise agreement entered into by LICENSEE.

ARTICLE VI. - Royalty Reports, Royalty Review

    LICENSOR shall be entitled to conduct a monthly Royalty Review of all royalties generated by LICENSEE, or any sublicense or franchise. LICESNSOR shall also be entitled to conduct monthly reviews of all fund raising activities for GHG. In this regard, a Royalty Report shall be produced monthly be LICENSEE, and by any sublicense or franchisee, during the term of this Licensing Agreement. Such Royalty Reports shall be due within ten (10) days after the end of each month and shall be accompanied by the royalty payment set forth above, if any, in accordance with the report.

    This provision shall be included in and apply to any sublicense or franchise agreement entered into by LICENSEE.

ARTICLE VII. - Records

    In order to substantiate the accuracy of any Royalty Report, LICENSOR shall have the right to engage an independent certified public accounting firm to review the books and records of LICENSEE, and any sublicensee or franchisee, during normal business hours upon reasonable notice, for the purpose of determining the accuracy of said Royalty Report. LICENSEE, and any sublicensee or franchisee, shall keep accurate books and records in accordance with customary accounting principles in a manner consistent with the accounting methods employed throughout LICENSEE's, or any sublicensee's or franchisee's, business and shall cooperate with said independent certified public accounting firm to the extent necessary for said firm to present an accurate opinion consistent with good established accounting principles concerning the accuracy of the Royalty Reports prepared by LICENSEE, or any sublicense or franchisee, and submitted to LICENSOR pursuant to this Licensing Agreement. The fee for the independent certified public accounting firm shall be paid by the LICENSOR unless such examination results in an upward adjustment of royalties due LICENSOR by more than three percent (3%) or an amount of three thousand dollars ($3,000.00), whichever is greater, in the case of calculation errors or by any amount for any other reason, in which event LICENSEE shall reimburse LICENSOR for the fee paid to the independent certified public accounting firm.

    This provision shall be included in and apply to any sublicense or franchise agreement and confirm that LICENSOR itself shall have the independent right to conduct the above described review.

ARTICLE VIII. - Default in Royalty Payments

    If the LICENSEE, or any sublicense or franchisee, does not make the Royalty Payment called for herein to LICENSOR within thirty (30) days of any given Royalty Period, LICENSOR shall provide written notice to LICENSEE, or any sublicense or franchisee, of such default and LICENSEE, or any sublicense or franchisee, shall have ten (10) days to cure the default. In the event that LICENSEE, or any sublicense or franchisee, still does not make the Minimum Royalty Payment to LICENSOR within said ten (10) days, LICENSOR shall have the right to revoke license, sublicense or franchise granted. If LICENSOR decides not to revoke a penalty of 25% per month of amount due will be imposed.

    This provision shall be included in and apply to any sublicense or franchise agreement.

ARTICLE IX. - Area

    The license granted and issued to LICENSEE hereunder shall be valid only for and in the United States of America, its territories and protectorates.

ARTICLE X. - Exclusivity

    The license granted and issued to LICENSEE shall be prohibited from licensing any or all of the described properties during the term of this Licensing Agreement, together with any extensions. Although this exclusivity shall prohibit LICENSOR from licensing these described properties to any third parties, it shall not restrict the use of same by LICENSOR in any way. Consistent with ARTICLE XIX., below, LICENSOR may use the Licensed Property, or any extrapolation thereof, in any manner it deems appropriate, and may open new restaurants that may provide competition to LICENSEE.

ARTICLE XI. - Right of Review/Revocation

    LICENSOR shall be provided with and have the right to approve any and all sublicense and franchise agreements before they are entered into to confirm they are consistent with the purpose and intent of this Licensing Agreement. The use of the Licensed Property described above shall be consistent with good morals and traditional American values, e.g., the Licensed Property shall not be used in conjunction with any gentleman's clubs, or strip clubs. LICENSOR shall have the right to revoke this License, or any sublicense or franchise granted hereunder, if such a prohibited use is discovered pursuant to Article XVI below. Alcohol may be served at AAB establishments should the proper licenses be held with the appropriate agencies.

    This provision shall be included in and apply to any sublicense or franchise agreement.

ARTICLE XII. - Display of Mottos/Pledge of Allegiance/American Flag

    LICENSEE shall display, and shall require all sub licensees and franchisees to display, , , The All American Burger logo, the Flag of the United States of America, and the pledge of allegiance, grouped together, in a minimum of one (1) location within the restaurant and visible when walking into or dining in the store. It is the intent of the parties hereto to promote the knowledge of America's history including its spiritual heritage of Christianity and to promote the knowledge of the Judeo-Christian values of good citizenship, it is not the intention of the LICENSOR to discriminate against any person, group or religion in any fashion. LICENSOR AND LICENSEE agree to SPLIT the weight of defense for any legal claims which may arise from the foregoing Article (Article XII) and to indemnify and hold LICENSEE harmless against all third party claims based thereon.

ARTICLE XIII. - Consulting

    In consideration of the fees and royalties provided for herein, LICENSOR agrees to provide consulting services and training as necessary during the term of this Licensing Agreement. In this regard, the parties understand that Craig Ouzounian shall be designated LICENSOR to provide such services. It is understood that Craig Ouzounian is generally confined to his home due to health reasons and cannot travel; he therefore will use his best efforts to provide his services by telephone and through written communications. Craig Ouzounian will not be required to travel to any location.

ARTICLE XIV. - Operational Control

    Nothing mentioned in this Licensing Agreement shall be construed to grant any rights to control or otherwise influence LICENSEE's, sublicense's or franchisee's business.

ARTICLE XV. - Development Period

    The first year after the Effective Date of this Licensing Agreement shall be considered the Development Period. During this period, LICENSEE will expend no less than fifty (50%) percent of gross revenues or One Hundred Thousand Dollars ($100,000), which ever is less, in development and promulgation of its business and will use its best efforts in developing such business.

ARTICLE XVI. - Termination or Cancellation

(a) This Licensing Agreement may be terminated by either party in the event of breach of one or more of the provisions hereof by the other party. In order to effectuate such termination, such party must provide the other party with sixty (60) days notice in writing of its intention to terminate, and such notice must specify the nature of the breach. If the other party has not cured such breach within said sixty (60) days, this Licensing Agreement may be terminated upon notice in writing to the other party.

(b) Grant of rights under this Licensing Agreement shall be revoked and canceled if LICENSEE, or any sublicense's or franchisee's, operations are conducted in such a manner as to bring discredit to the name licensed herein, or the identity with LICENSEE' business harms or injures LICENSOR in a material way as determined by a neutral third party appointed by LICENSOR and LICENSEE. If the parties cannot agree on a neutral third party to make the aforementioned determination, each party shall appoint a third party evaluator of its choosing and such evaluators shall agree to the appointment of a third evaluator and the three evaluators shall together make a determination as to whether the operations of LICENSEE, or the sublicense or franchisee in question, were in violation of this clause (b).

This provision shall be included in and apply to any sublicense or franchise agreement.

(c) This Licensing Agreement shall automatically terminate upon the final holding of invalidity or unenforceability by any court of competent jurisdiction, which holding is either non-appealed or non-applicable.

(d) Upon termination of this Licensing Agreement, nothing herein shall be construed as relieving the parties of any rights or obligations which may have arisen prior to the effective date of such termination.

ARTICLE XVII. - Renewal of Trademark

    GHG shall be responsible for renewal of the Licensed Trademark and payment of all associated fees, when said becomes due. The Licensed Trademark shall be renewed in LICENSORs name, or in the name of any other party designated by LICENSOR. LICENSEE shall provide LICENSOR with any assistance and information needed for the purposes of said renewal.

ARTICLE XVIII. - Trademark Enforcement and Litigation

(a) LICENSEE shall have the duty and authority to institute and prosecute, at its sole expense, suits for infringement of the Licensed Trademark. LICENSEE will use its best efforts in upholding the validity of the Licensed Trademark. Notwithstanding the same, nothing contained herein shall preclude LICENSOR from instituting and prosecuting a suit for infringement of the Licensed Trademark in its sole discretion.

(b) If any recovery is made by LICENSEE on any suit instituted by LICENSEE for infringement of the Licensed Trademark, LICENSEE shall pay to LICENSOR fifteen percent (15%) of any such recovery.

ARTICLE XIX. - Continued Development

    LICENSEE shall open at least one new store, whether its own, its sub licensee's or its franchisee's, be opened each calendar year or the Licensing Agreement may be canceled by LICENSOR.

ARTICLE XX. - Competition Between LICENSOR and LICENSEE

    LICENSEE itself intends on constructing and operating more than one retail hamburger store, which will incorporate the properties licensed herein by LICENSOR. It is possible that the two parties to this Licensing Agreement may operate similar facilities in close proximity or in the same regions, thereby resulting in some competitive effect on one or both of the operations. Notwithstanding the fact that each of the parties may be competing for the same market share, neither of the parties may complain or bring an action to enjoin or otherwise prohibit the other from building in close proximity to existing facilities of the other, or bring an action predicated on unfair or other competition.

    This provision shall be included in and apply to any sublicense or franchise agreement.

ARTICLE XXI. - Right to Review any Sublicense or Franchise Agreement

    LICENSOR shall be presented with and have the right to review each and every sublicense and franchise agreement entered into by LICENSEE to confirm that the same is in conformity with the provisions of this Licensing Agreement.

ARTICLE XXII. - Successors and Assigns

    This Licensing Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns. No such assignment shall serve to reduce the amount of royalty to which LICENSOR is otherwise entitled pursuant to this Licensing Agreement. Any assignment by LICENSEE of rights licensed hereunder shall be void unless first approved by LICENSOR.

ARTICLE XXIII. - Notice

    Any notice or other communication permitted or required to be given hereunder shall be in writing, specifically referring to this Licensing Agreement and shall be delivered by hand or sent registered mail, return receipt requested, postage prepaid, and shall be deemed given upon receipt thereof and shall be sent to the parties at the addresses noted at the beginning of this Licensing Agreement or to such other addresses as the parties may, from time to time, designate by notice similarly given.

    The date of receipt shown on the return receipt for any notice dispatched with return receipt requested shall be conclusively presumed to be the date of receipt.

ARTICLE XXIV. - Defense and Indemnity

    LICENSEE, and any sublicensee and franchisee, shall defend, indemnify and hold LICENSOR harmless against all claims of any nature made against LICENSOR arising out of or in any way relating to the use of the Licensed Property by LICENSEE, or any sublicensee or franchisee.

    This provision shall be included in and apply to any sublicense or franchise agreement.

ARTICLE XXV. - Waiver

    The waiver by either party hereto of a breach of any provision hereof shall not be taken to be a waiver as to any prior or subsequent breach of the same or any other provisions, or waiver of the provision itself.

ARTICLE XXVI. - Severability

    If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Licensing Agreement and shall not serve to invalidate the remaining provisions hereof.

ARTICLE XXVII. - Modifications, Entire Agreement

    This Licensing Agreement shall not be modified or amended except in writing signed by an authorized representative of each party hereto, and said modification or amendment should specifically refers to this Licensing Agreement. This Licensing Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior oral or written understandings between the parties, and is intended as a final expression of their agreement and a complete statement of the terms and conditions thereof.

ARTICLE XXVIII. - Warranty

(a) LICENSEE and LICENSOR each warrant and represent that it has obtained the approval of its Directors to enter into this Licensing Agreement, and that no additional action or approval is necessary as indicated by the authorized representative below.

(b) LICENSOR warrants that it is the owner of said Licensed Property and that it has the right to enter into this Licensing Agreement.

(c) LICENSOR makes no other representations or warranties, express or implied, nor does LICENSOR make any representations or warranties or assume any liability in respect to any infringement of patents or other rights of third parties due to the Licensed Property which are made, used, sold, or offered for sale by LICENSEE.

ARTICLE XXIX. - Choice of Law

    This Licensing Agreement shall be construed in accordance with the trademark laws of the United States and the laws of the State of California. Exclusive venue and jurisdiction for disputes arising from or related to this Licensing Agreement shall be in either the Superior Court of the State of California, for the County of Los Angeles, Central District, or in the United States District Court, Central District of California, as deemed appropriate by LICENSOR, and the parties hereby consent to the jurisdiction of such courts.

ARTICLE XXX. - Attorneys Fees

    If either party shall bring an action to enforce any provision of this Licensing Agreement, the prevailing party shall be entitled to reimbursement for all reasonable legal fees and costs. This provision shall be included in and apply to any sublicense or franchise agreement

    IN WITNESS WHEREOF, the parties have signed this Licensing Agreement on the dates as shown below.

LICENSOR:
THE ALL AMERICAN BURGER, HAIG
INTERNATIONAL, INC.

Dated: ___________________, 2004

By: /s/ Craig Ouzounian
Craig Ouzounian, CFO

LICENSEE:

Dated: ___________________, 2004

By ______________________________________